Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Issuance of $20 Million in

Convertible Promissory Notes

Irvine, CA, April 30, 2013 — Impac Mortgage Holdings, Inc. (NYSE MKT: IMH), announced today that it entered into a Note Purchase Agreement (the “Note Purchase Agreement”) issuing $20 million in original aggregate principal amount of Convertible Promissory Notes due 2018 (the “Notes”). The Notes mature on or before April 30, 2018 and accrue interest at a rate of 7.5% per annum, to be paid quarterly.  The Notes carry an additional penalty interest rate of 2% per annum upon an event of default. The Notes may not be prepaid, in whole or in part, by Impac without the prior written consent of the noteholders.  The Notes contain customary affirmative and negative covenants of Impac, including covenants not to incur certain indebtedness that is not subordinated and not to make optional payments on its indebtedness (other than on the Notes) or amend material indebtedness in a manner that is adverse in any material manner to the noteholders.   In connection with the Note Purchase Agreement and issuance of the Notes, Impac also entered into a Registration Rights Agreement.

Noteholders may convert all or a portion of the outstanding principal amount of the Notes into shares of Impac’s common stock (“Conversion Shares”) at a rate of $10.875 per share, subject to adjustment for stock splits and dividends (the “Conversion Price”). Impac has the right to convert the entire outstanding principal of the Notes into Conversion Shares at the Conversion Price if the market price per share of the common stock, as measured by the average volume-weighted closing stock price per share of the common stock on the NYSE MKT (or any other U.S. national securities exchange then serving as the principal such exchange on which the shares of Common Stock are listed) for any twenty (20) trading days in any period after the closing date of thirty (30) consecutive trading days, reaches the level of $16.31.  Upon conversion of the Notes by Impac, the entire amount of accrued and unpaid interest (and all other amounts owing) under the Notes are immediately due and payable.  Furthermore, if the conversion of the Notes by Impac occurs prior to the third anniversary of the closing date, then the entire amount of interest under the Notes through the third anniversary is immediately due and payable.

Mr. Joseph Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, “We believe it is a major accomplishment for the Company to be able to raise capital after reflecting on what has occurred over the past five years.  Further, we believe this is a tremendous vote of confidence to raise capital at such favorable rates and terms.  The additional capital allows us much greater flexibility in the overall execution of our business plan.”

The Notes and Conversion Shares have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Notes or Conversion Shares and shall not constitute an offer, solicitation or sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. This press release is being issued pursuant to Rule 135c under the Securities Act.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides mortgage and real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage lending and servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio which includes the residual interest in securitizations.

For additional information, questions or comments, please call Justin Moisio in Investor Relations at (949) 475-3988 or email jmoisio@impacmail.com.  Web site: http://ir.impaccompanies.com  or www.impaccompanies.com